UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 29, 2015

CannaPharmaRx, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27055	27-4635140
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Collins Drive, Suite 100, Carneys Point, New Jersey		08069
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	856-376-0500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed in its current report on Form 8-K filed on April 24, 2015, on April 21, 2015, CannaPharmaRx, Inc., a Delaware corporation (the "Company"), entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") with CannaPharmaRX, Inc., a Colorado corporation ("Canna Colorado"), and CPHR Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Acquisition Sub"), pursuant to which Acquisition Sub agreed to merge with and into Canna Colorado, with Canna Colorado remaining as the surviving corporation and a wholly-owned subsidiary of the Company (the "Merger"). Pursuant to the terms of the Merger Agreement, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and a Statement of Merger with the Secretary of State of the State of Colorado (the "Effective Time"), all capital stock of Canna Colorado issued and outstanding immediately prior to the Effective Time was converted into a like number of shares of common stock of the Company.

On June 29, 2015, the Company closed the Merger Agreement, with 100% of the Canna Colorado shareholders exchanging, at a 1:1 exchange ratio, a total of 9,750,000 Canna Colorado shares (the "Canna Colorado Exchanged Shares") in return for a total of 9,750,000 shares of the Company’s common stock. As such, prior to the closing of the Merger, and as a condition to the closing of the Merger, the Company issued 9,750,000 restricted shares of the Company’s common stock to the Canna Colorado shareholders.

There exist material relationships between the Company, Canna Colorado and several of their respective directors and officers. Gerry Crocker is a director, officer and shareholder of each of the Company and Canna Colorado. Gary Herick, Robert "Bo" Liess, Mathew Sherwood and James Smeeding are shareholders of Canna Colorado and directors of the Company. These individuals exchanged their shares of Canna Colorado for shares of the Company subject to the same terms applied to all other Canna Colorado shareholders.

The Company relied upon the exemption afforded by Rule 506(b) of Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), which is a safe harbor for the private offering exemption of Section 4(a)(2) of the Securities Act. The Canna Colorado shareholders that receive restricted shares of the Company’s common stock pursuant to the Merger were composed solely of accredited investors, as that term is defined in Rule 501 of Regulation D, and no more than 35 non-accredited investors.

Item 5.01 Changes in Control of Registrant.

The disclosure set forth in Item 3.02 of this Current Report on Form 8-K related to the aforementioned Merger is incorporated by reference into this Item 5.01.

As a result of the Merger, the Company experienced a change in control. Before the closing of the Merger, Canna Colorado beneficially owned 10,421,120 shares of the Company’s common stock, comprising 55.99% of the Company’s outstanding shares of common stock. As a result of the transactions related to the Merger Agreement, Canna Colorado no longer owns shares of the Company’s common stock. The closing of the Merger Agreement did not result in any changes to the Board of Directors and management of the Company and the operations of the Company are the continuing operations of the Company.

The following table sets forth certain information regarding beneficial ownership of our common stock immediately following consummation of the Merger, by:

• each person who is known by us to own beneficially more than 5% of our outstanding common stock,
• each of our named executive officers and directors, and
• all executive officers and directors as a group.

This table has been prepared based on 17,939,622 shares outstanding after the Merger, which reflects: (i) the retirement of the 10,421,120 shares of Company common stock held by Canna Colorado immediately before the closing of the Merger and (ii) the issuance of 9,750,000 shares of common stock to the Canna Colorado shareholders in the Merger, resulting in a net reduction of 671,120 shares of the Company’s common stock outstanding pursuant to the Merger Agreement. Unless otherwise indicated, all shares are held by the person named and are subject to sole voting and investment by such person.

Amount
and Nature Percentage
of of Shares
Beneficial Beneficially
Ownership Owned (2)
Name and Address of Beneficial Owner (1)

CannaPharmaRX, Inc. (Colorado) -0- 0%

Gerald E. Crocker,
Chief Executive Officer and Director 1,248,000 6.68%

Gary Herick, Director (3) 2,690,000 14.39%

James Smeeding, Executive Vice
President of Professional Services
and Director 1,250,000 6.69%

Robert "Bo" Liess, Director 800,000 4.28%

Matthew Sherwood, Vice President of
Product Development and Director 1,530,000 8.19%

Wendy DiCicco, Director -0- 0%

Alex Giaquinto, Director -0- 0%

Elie Khalife, Director -0- 0%

Steven Rule, Director -0- 0%

David Pohl, Director 300,000 1.61%

All directors and executive officers
as a group (11 persons) (not including
unvested options) 7,818,000 41.83%

______________________

(1) Unless otherwise set forth above, the address for each of the persons or entities listed above is c/o CannaPharmaRx, Inc., One Collins Drive, Suite 100, Carneys Point, NJ 08069-3640.

(2) Applicable percentage ownership is based on 17,939,622 shares of Common Stock outstanding after the merger, together with securities exercisable or convertible into shares of Common Stock within 60 days after the merger, for each shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(3) Beneficial ownership for Mr. Herick includes voting or investment power over 1,940,000 shares of the Company’s common stock and vested options to purchase 750,000 shares of the Company’s common stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CannaPharmaRx, Inc.

July 1, 2015	By:	/s/ Gerald E. Crocker

Name: Gerald E. Crocker
Title: Chief Executive Officer and Director